UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2024

BIOXYTRAN, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-35027	26-2797630
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

75 Second Ave, Suite 605, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 617-454-1199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001	BIXT	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 15, 2024, Bioxytran (the “Company”) entered into a Joint Venture Agreement (“JV Agreement”) with the Heme Foundation1 (“Heme”), and NDPD Pharma, Inc.2 (“NDPD”). The JV Agreement outlines each partners contribution and right in the development of the Universal Oxygen Carrier (“UOC”).

Bioxytran’s Universal Oxygen Carrier represents a potential paradigm shift in transfusion medicine and life-saving blood oxygenation therapy. The inception of UOC began with a profound understanding of the physiological mechanisms governing oxygen delivery. Insights into carbohydrate science have led to the creation of this revolutionary product, making UOC essentially invisible to the human immune system. As a result, UOC circumvents the issue of immune rejection commonly found with other blood substitutes.

UOC is a hemoglobin-based oxygen carrier (“HBOC”) designed to mimic the oxygen transportation function of red blood cells. The first HBOC was discovered in the mid-1930’s. While HBOC’s show promise as a blood alternative, there are side-effects associated with HBOC’s, such as high blood pressure, and the risk of organ damage. Unlike other HBOC’s, treatment with UOC has shown no known side-effects in any studies.

UOC uses a heme-carbohydrate complex, which involves the separation of the heme group from the globin portion of the hemoglobin molecule. This complex is then linked to a carefully selected sugar molecule that protects the heme, creating a stable oxygen-carrying molecule thousands of times smaller than a red blood cell. The size differential is pivotal, potentially allowing UOC to traverse the circulatory system with greater ease and deliver oxygen more efficiently to hypoxic tissues. UOC can be used with patients of all blood types and has an expected half-life of 18 hours. Bioxytran’s UOC is also shelf-stable, requiring no refrigeration and with a storage life of 5+ years in liquid or dehydrated form.

The development cost is estimated to between twenty- to twenty-five million dollars ($20,000,000 to $25,000,000), over a three and a half to five-year period (3.5-to-5-year). To date, the JV has invested over two million dollars ($2,000,000) in prototypes and in the development of compounds. The Heme Foundation has initially allocated ten million dollars ($10,000,000) for the project.

Bioxytran has in collaboration with NDPD formulated and manufactured the carbohydrate compound that is linked to the HBOC. NDPD has further accomplished developing a manufacturing prototype, where the production of UOC has been validated in two successful small scale animal trials. NDPD is currently initiating the lyophilization (freeze-drying) of compound, and has also established the protocol for an upcoming large scale 14-day repeated dose toxicology study, in two animal species.

1. The Heme Foundation is a 501(c)(3) nonprofit founded in 2021 and based in Bethlehem, Pennsylvania, with a mission “To Solve the Worlds Blood Shortage”. https://hemefoundation.org/donate/

2. NDPD Pharma, Inc. is an affiliate of the Company founded in 2017. NDPD specializes in prototyping and development of specialized manufacturing development of specialized equipment for pharmaceutical manufacturing, and in the development of carbohydrate molecules deriving from partially hydrolyzed guar gum or PHGG. The beneficial ownership includes the Company’s officers.

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Item 8.01. Other Events

On Thursday, July 18, 2024, the Company will issue a press-release in reference to the JV Agreement mentioned in item 1.01, above. The press-release will be published over GlobeNewswire under the title:

Bioxytran Launches Joint Venture with the Heme Foundation for Development of a Universal Oxygen Carrier

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.84*	Joint Venture Agreement between Bioxytran, the Heme Foundation and NDPD Pharma, dated July 15, 2024

99.1*	Press Release dated July 18, 2024 entitled “Bioxytran Launches Joint Venture with the Heme Foundation for Development of a Universal Oxygen Carrier”

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed as an exhibit hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOXYTRAN, INC.

	By:	/s/ David Platt, Ph.D.
David Platt, Ph.D., its Chief Executive Officer

Date July 17, 2024

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